CONSULTING AGREEMENT

THIS AGREEMENT is made effective this 1st day of April, 2014.

BETWEEN:

Enertopia Corp., a body corporate duly incorporated under the laws of the State of Nevada, and having an Office at #205 – 171
Commercial Drive, Kelowna, in the Province of British Columbia,
V1X 7W2

(hereinafter called the "Company")

OF THE FIRST PART

AND:
Ken Faulkner, an individual in the Province of British Columbia residing at 4172 Gallagher’s Grove, Kelowna, B.C. V1W 3Z9

(hereinafter called the "Consultant," or, “Consultant”)

OF THE SECOND PART

WHEREAS:

A.              Consultant agrees to serve as Corporate Development Manager to the Company and to provide services as described below, effective April 1, 2014;

B.              The Company is desirous of retaining the consulting services of Consultant as a Corporate Development Manager, on a 90-day contract basis and the Consultant has agreed to serve the Company as an independent contractor upon the terms and conditions hereinafter set forth;

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1.              The Consultant shall provide Corporate Development Manager services to the CEO of the Company, and perform such tasks in general including but not limited to the following:

Answering and initiating calls and communications of any kind with various shareholders and investors for purposes of corporate communications; finance; mergers; acquisitions; joint ventures; analysis of various regulatory reports such as those required by the US Securities and Exchange Commission and by various Provincial Securities Commissions in Canada; preparing and editing Company presentations and generally communicating the Company’s information.

a)

General Services. The Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and shall perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors, as an independent contractor. The Consultant will work as needed with lawyers, partners, shareholders and other stakeholders as required by the Company.

b)

Contact Information. Prospective investor, partner, client, and shareholder information that is gathered and created by Consultant during the contract period shall become the property of the Company as it is utilized for the business purposes of the Company. Consultant is required to provide a copy of all such data to Company on a monthly basis by electronic file records.

2.              By virtue of this Agreement, the Company is expecting, and Consultant is accepting, the responsibility of working, on average, 20 hours per week, on behalf of the Company. Some weeks Consultant may be required to work more than 30 hours and some weeks Consultant may be required to work less than 10 hours in order to fulfill the terms of this Agreement. During the time that this Agreement remains in effect, the Consultant shall not act in any capacity whatsoever, directly or indirectly for or for the betterment of any other non related company, partnership, or project that competes within North America within the same industry sector, without the Company’s prior written consent.

3.              The basic remuneration of the Consultant for its services hereunder shall be at the rate of three thousand dollars ($3,000) per month plus GST, together with any such increments or bonuses thereto as the CEO or the Board of Directors of the Company may from time to time determine, payable the 30th day of each calendar month. The Company may pay the Consultant a bonus from time to time, at its sole discretion. The basic compensation covers that time required by the Consultant to fulfill his tasks. As well, a 5-year stock option of 100,000 shares, at an exercise price to be determined at the time of award and as per regulations, to be issued in separate certificate form.

4.              The Consultant shall be responsible for the payment of its income taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity (including but not limited to EI, WCB, and federal and provincial income taxes) with respect to compensation paid by the Company to the Consultant.

5.              The terms "subsidiary" and "subsidiaries" as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

6.              The Consultant shall be reimbursed for all travelling and other expenses actually and properly incurred by it in connection with its duties hereunder, not including commuting to the office that is the normal place of business. For all such expenses the Consultant shall furnish to the Company statements, receipts and vouchers for such out-of-pocket expenses on a monthly basis. The Consultant is pre-authorized to incur up to $500 per month, cumulatively, in relevant expenses. Amounts over $500 per month must be pre-approved by management of the Company or will be disallowed. Both parties recognize that as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document, provided the Company makes Consultant aware of the changed amount.

7.              The Consultant shall not, either during the continuance of its contract hereunder or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or its subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries, unless required by law. Proprietary Information as that term is used herein shall consist of all knowledge, data and information which the Consultant may acquire from the documents and information disclosed to it by the Company, its employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form or on electronic media including, by way of example and not by limitation, any products, customer lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, reports, data, patents, trade secrets and copyrights, made or developed by the Company and related data and information related to the conduct of the business of the Company. Proprietary Information shall also include discussions with officers, directors, employees, independent contractors, attorneys, consultants, clients, finance sources, customers or representatives and the fact that such discussions are taking place. Proprietary Information shall not be directly or indirectly disclosed to any other person without the prior written approval of the Company. Proprietary Information shall not include matters of general public knowledge, information legally received or obtained by the Consultant from a third party or parties without a duty of confidentiality, and information independently known or developed by the Consultant without the assistance of the Company.

8.              All contacts that the Consultant discusses Company business with, will thereafter also be the property of the Company and all contact information must be provided to the Company on an ongoing basis.

9.              The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of its contract hereunder and use its best efforts to promote the interests of the Company.

10.              This Agreement may be terminated forthwith by the Company or Consultant without prior notice if at any time:

(a)	The Company or Consultant shall commit any material breach of any of the provisions herein contained; or

(b)	The Company or Consultant shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

(c)	The Company or Consultant shall become bankrupt or make any arrangements or composition with its creditors; or

(d)	The Principals of the Company or Consultant shall become of unsound mind or be declared incompetent to handle his own personal affairs; or

(e)

The Company or Consultant shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect their position as a Consultant or a director of the Company.

This Agreement may also be terminated by either party upon sixty (60) days written notice to the other. Should the Company terminate this agreement for a reason not enumerated in items 10(a), 10(b), 10(c), 10(d), or 10(e), Consultant will be entitled to all remuneration, as it relates to transactions which were in process but had not yet closed at the date of his termination, to which he would have otherwise been entitled for a period of 30 days after the date of his termination.

11.              In the event this Agreement is terminated by reason of default on the part of the Consultant or the written notice of the Company, then at the request of the Board of Directors of the Company, the Consultant shall cause Consultant to forthwith resign any position or office which she then holds with the Company or any subsidiary of the Company. The provisions of Paragraph 7 shall survive the termination of this Agreement for a period of 2 years thereafter.

12.              The Company is aware that the Consultant may have and may continue to have financial interests in other companies. The Company agrees that the Consultant may continue to devote time to such outside interests, PROVIDED THAT such interests do not conflict with or hinder Consultant’s ability to perform her duties under this Agreement.

13.              The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

14. With the express exception of outstanding options granted to Consultant as a result of Advisory Services previously performed, and any prior investment made by Consultant in the Company, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the agreement between the Consultant and the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such previous agreements.

15.              Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant as its last residential address known to the Company. Provided any such notice is mailed via guaranteed overnight delivery, as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of mailing provided such mailing is sent via guaranteed overnight delivery. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

16.              The provisions of this Agreement shall enure to the benefit of and be binding upon the Consultant and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

17.              Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

18.              This Agreement is being delivered and is intended to be managed from the Province of British Columbia and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such Province. Similarly no provision within this contract is deemed valid should it conflict with the current or future laws of the United States of America or current or future regulations set forth by the United States Securities and Exchange Commission. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

19.              This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State, Province, and Federal levels in both Canada and the United States. In the event that there is an employment dispute between the Company and Consultant, Consultant agrees to allow it to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

21.              Any and all potential or actual common share award or stock option award will be in compliance with all applicable regulations in the USA and Canada.

22.              This contract will expire on June 30th, 2014 unless renewed or extended by mutual written consent of both parties prior to that date.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

SIGNED by:	DATED:

April 1, 2014
Robert McAllister,
President, CEO
Enertopia Corp

SIGNED by:	DATED:

Ken Faulkner
Corporate Development Manager